                           MAXIMUM PRINCIPAL AMOUNT OF
                     UNPAID INDEBTEDNESS IS $300,000,000.00

                     OPEN-END MORTGAGE, ASSIGNMENT OF RENTS
                        AND LEASES AND SECURITY AGREEMENT

                  This Open-End Mortgage, Assignment of Rents and Leases and Security Agreement (the "Mortgage") is made by JACOR BROADCASTING CORPORATION, an Ohio corporation ("Mortgagor"), to BANQUE PARIBAS (the "Mortgagee"), as Agent for the Banks, the Co-Agents and the Interest Rate Providers, as those terms are defined in that certain Credit Agreement dated February__, 1996 (the "Credit Agreement") among Jacor Communications, Inc., the Agent and each of The First National Bank of Boston and Bank of America Illinois, as Co-Agents, as follows:

                                   SECTION 1.

                                      GRANT

                  1.1 PROPERTY. Mortgagor hereby grants, bargains, mortgages, warrants, sells, encumbers, conveys, assigns and transfers to Mortgagee, its successors and assigns forever, all estate, title and interest in and to the following, now existing or hereafter arising (collectively, "Property");

                           1.1.1 the real estate described in Exhibit A attached
hereto, all of the estate, title and interest of Mortgagor in law or equity, of, in and to such real estate and all of the privileges, easements and appurtenances belonging to such real estate, including all heretofore or hereafter vacated streets or alleys which abut such real estate;

                           1.1.2 all buildings and improvements of every kind
and description now existing or hereafter placed on such real estate and all fixtures, machinery, appliances, equipment, furniture and personal property of every kind whatsoever owned by Mortgagor and located in or on, or attached to, and used or intended to be used in connection with the operation of such real estate, buildings, structures or other improvements thereon or in connection with any construction being conducted or which may be conducted thereon, including but not limited to the electric, water, laundry, incinerating and power equipment; engines; pipes; pumps; tanks; motors; conduits; switchboards; plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus; boilers, ranges, furnaces, oil burners or units thereof; radiators; heaters; appliances; air-cooling and air conditioning apparatus; vacuum cleaning systems; elevators; escalators; shades; awnings, screens, doors, storm doors and windows; stoves; refrigerators; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; beds, tables, lamps and all other furniture and furnishings;

                           1.1.3 all rents, leases, issues and profits arising
out of any of the foregoing, including all insurance policies and payments made under insurance policies relating to any of the foregoing and judgments, awards and settlements resulting from any condemnation proceeding or similar taking against the foregoing property under the power of eminent domain;


                           1.1.4 Mortgagor's interest in all con- tracts for the
design, development, construction, management, maintenance and/or operation of such real estate, all licenses and permits therefor (excluding licenses and permits issued by the FCC (as hereinafter defined) to the extent that it is unlawful to grant a mortgage on any such licenses and permits or to the extent that the grant of any such security interest in any such license or permit would result in the forfeiture of any such license or permit or a default under any such license or permit), all bonds assuring payments thereunder and all books and records related thereto; and

                           1.1.5 all extensions, additions, improve- ments,
betterments, renewals, substitutions and replace- ments to any of the foregoing, and the proceeds of all of the foregoing.

                  1.2 SECURITY. The grant described in Section 1, above, to have and to hold the Property is given to Mortgagee and its successors and assigns forever, for the uses and purposes herein set forth to secure the payment of the Indebtedness as defined in Section 2, below, and the performance of all obligations of Mortgagor hereunder.

                                   SECTION 2.

                                  INDEBTEDNESS

                  This conveyance is made to secure the payment of up to Three Hundred Million Dollars ($300,000,000.00) for any of the following: (a) the Guaranteed Debt of Mortgagor arising under or defined in that certain Subsidiary Guaranty (the "Guaranty") of even date herewith made by the Guarantors (as defined in the Guaranty) in favor of Mortgagee and all extensions and renewals thereof, all amendments thereto, all advances or expenses of any kind made by Mortgagee pursuant to the provisions of this Mortgage, and (b) all obligations of Mortgagor under the (i) Intercompany Acquisition Note and (ii) the Intercompany Demand Note, each as defined in the Credit Agreement (the foregoing collectively referred to as the

"Notes" and, together with the obligations under the Guaranty, as the "Indebtedness"). The Notes and Guaranty shall hereinafter be referred to collectively as the "Security Documents." All capitalized terms not otherwise defined herein shall be defined as set forth in the Credit Agreement. All references to the Credit Agreement, Notes or Guaranty shall mean the Credit Agreement, Notes or Guaranty and any amendments made thereto from time to time.

                                   SECTION 3.

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

                  Mortgagor covenants, represents, warrants and agrees with Mortgagee as follows:

                  3.1 TITLE. Mortgagor is the lawful owner of the Property; title to the Property is vested in Mortgagor and is free, clear and unencumbered except for easements, agreements and restrictions of record; Mortgagor has good right and full power to convey and encumber the Property and to execute this Mortgage; Mortgagor will make such further assurances of title as Mortgagee may require; and Mortgagor will warrant and defend the Property against all claims and demands whatsoever.

                  3.2 CORPORATE EXISTENCE AND STANDING. Mortgagor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

                  3.3 AUTHORIZATION AND VALIDITY. Mortgagor has the corporate power and authority and legal right to execute and deliver this Mortgage and to perform its obligations hereunder. The execution and delivery by Mortgagor of the Mortgage and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Mortgage constitutes the legal, valid and binding obligation of Mortgagor enforceable against Mortgagor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  3.4 NO CONFLICT; GOVERNMENT CONSENT. Mortgagor hereby makes the same representations and warranties to Mortgagee as to itself as are set forth in Section 5.3 of the Credit Agreement as to the Company and the Subsid-iaries.

                  3.5  INDEBTEDNESS.  Mortgagor will promptly
pay, or cause to be paid, the Indebtedness when due.

                  3.6 TAXES. Mortgagor will pay, or cause to be paid, before they become delinquent:

                           3.6.1 All of the following (hereinafter collectively
called the "Taxes"): all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Generally Accepted Accounting Principles.

                           3.6.2 On the first day of each month while there
exists any one or more Events of Default (as that term is defined below), a deposit with Mortgagee equal to one-twelfth of the annual charges, as estimated by Mortgagee, for the Taxes and premiums for insurance required under Section 3.10, below. Such amount shall be held by or on behalf of Mortgagee and shall be applied to pay such Taxes and premiums when the same become due. Mortgagee shall not be required to pay any interest or earnings on such sums. Mortgagor hereby pledges all such sums as additional collateral for the Indebtedness. If the amount held by Mortgagee is not sufficient to pay the Taxes and premiums when due, Mortgagor shall, promptly upon request of Mortgagee, pay to Mortgagee any amount necessary to make up such deficiency.

                           3.6.3 If Mortgagee is not establishing an escrow for
Taxes, then within 20 days after demand therefor, Mortgagor shall deliver to Mortgagee the original, or a photostatic copy, of the official receipt evidencing payment of Taxes or other proof of payment satisfactory to Mortgagee. Notwithstanding the provisions of Section 3.6.1, any tax or special assessment which is a lien on the Property may be paid in installments provided that each installment is paid on or prior to the date when the same is due without the imposition of any penalty.

                  3.7 COMPLIANCE WITH LAWS. Mortgagor will comply or cause compliance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject in accordance with
Section 6.7 of the Credit Agreement.

                  3.8 CONDITION OF PROPERTY. Mortgagor will do all things necessary to maintain, preserve, protect and keep the Property in good repair, working order and condition in accordance with Section 6.8 of the Credit Agreement.

                  3.9 IMPROVEMENTS. Mortgagor will not remove or demolish, or suffer or permit others to remove or demolish, any improvements installed or placed on the Property (other than tenant improvements or other improvements minor in nature to Mortgagor's business operations) or, subject to the provisions of Section 3.8, cause or permit such improvements to be materially changed or altered without the prior written consent of Mortgagee not to be unreasonably withheld, as well as

Mortgagee's prior written consent to the plans and specifications relating thereto, and Mortgagor will not institute or cause to be instituted any proceedings that could change the permitted use of the Property from the use presently zoned.

                  3.10 INSURANCE. Mortgagor will maintain with financially sound and reputable insurance companies insurance on the Property, including fixtures and all personal property owned by Mortgagor and used in the operation of the Property, in accordance with Section 6.6 of the Credit Agreement, subject to the following terms and conditions:

                           3.10.1 Such insurance shall contain a provision
requiring that the coverage evidenced thereby shall not be terminated or materially modified without 30 days' prior written notice to Mortgagee. If Mortgagor fails to carry any insurance required to be carried by Mortgagor under the terms of this Mortgage, Mortgagee, at its option, may procure and maintain such insurance and Mortgagor will promptly reimburse Mortgagee for any premiums paid by Mortgagee for such insurance. The originals or appropriate certificates of all policies of insurance required to be carried under this Mortgage, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Mortgagee of such payment, shall be delivered to Mortgagee concurrently with the execution and delivery hereof. Mortgagor shall deliver to Mortgagee a new policy (or certificate, in the case of insurance for which only certificates have been previously furnished) bearing such notation or accompanied by such other evidence as replacement for any expiring policy at least 30 days before the date of such expiration.

                           3.10.2 All policies of insurance required by this
Section 3.10 shall contain a lender's loss payee endorsement in favor of Mortgagee and a waiver of insurer's right of subrogation against funds paid under the lender's loss payee endorsement. In case of a loss payable under such insurance for damage to or destruction of the Property, the right to adjust all claims under such insurance policies (jointly with Mortgagor), and the application of the proceeds of any such claim, are assigned to Mortgagee. Mortgagor hereby assigns to Mortgagee all amounts recoverable under any such policy. Except as may be otherwise provided in tenant leases approved by the Mortgagee, the amount collected by Mortgagee, at the option of Mortgagee, may be used in any one or more of the following ways: (i) applied to the payment of any sums then in default to Mortgagee hereunder; (ii) used to fulfill any of the covenants contained herein which Mortgagor has failed to fulfill, as Mortgagee may determine; (iii) unless the insurer denies liability to any insured, used to restore the Property to a condition satisfactory to Mortgagee on such terms and conditions as Mortgagee may determine; (iv) released to Mortgagor; and (v) applied upon the Indebtedness if the Indebtedness is then matured. Provided that there is no continuing Event of Default hereunder, in the event of casualty causing less than $100,000 in damage, the insurance proceeds will be disbursed to Mortgagor for repair or restoration of the Property. Mortgagee is hereby irrevocably appointed by Mortgagor as attorney-in-fact of Mortgagor to assign any policy in the event of the foreclosure of this Mortgage or other extinguishment of the Indebtedness, and Mortgagor shall have no right to reimbursement for premiums unearned at the time of any such assignment.

                    3.10.3 In the event of a conflict between any provisions of section 3.10 and the terms of the Subsidiary Security Agreement, as defined in the Credit Agreement, relating to insurance, the provision in the Subsidiary Security Agreement will control.

                  3.11 SALE, TRANSFER OR ENCUMBRANCE. Except as otherwise permitted in the Credit Agreement, Mortgagor will not further mortgage, sell or convey, grant a deed of trust, pledge, grant a security interest in, execute a land contract or installment sales contract, or otherwise dispose of, further encumber or suffer the encumbrance of, whether by operation of law or otherwise, any or all of its interest in the Property without Mortgagee's prior written consent.

                  3.12 MECHANICS' LIENS. Except as otherwise permitted in the Credit Agreement, Mortgagor will keep and maintain the Property free from all liens of persons supplying labor and materials for the construction, modification, repair or maintenance of any building or improvements whether on the Property or not.

                           3.13 EMINENT DOMAIN. All awards heretofore or
hereafter made by any public or quasi-public authority to the present and any subsequent owner of the Property by virtue of an exercise of the right of eminent domain by such authority, including any award for a taking of title, possession or right of access to a public way, or for any change of grade of streets affecting the Property, are hereby assigned to Mortgagee and Mortgagee, at its option, is hereby authorized, directed and empowered to collect and receive the proceeds of any such award from the authorities making the same and to give proper receipts and acquittances therefor, and, at Mortgagee's election, may use such proceeds in any one or more of the following ways: (a) use the same or any part thereof to fulfill any of the covenants contained herein which Mortgagor has failed to fulfill, as Mortgagee may determine, (b) use the same or any part thereof to replace or restore the Property to a condition satisfactory to Mortgagee, (c) apply the same against the Indebtedness if the Indebtedness is then matured, or (d) release the same to Mortgagor. Mortgagee will have the right to intervene and participate (jointly with Mortgagor) in any proceed-ings for and in connection with any such taking. Upon request of Mortgagee, Mortgagor will make, execute and deliver all assignments and other instruments sufficient for the purpose of assigning all such awards to Mortgagee free, clear and discharged of all encumbrances. Provided that there is no continuing Event of Default hereunder, in the event of a taking by condemnation or eminent domain resulting in an award of less than $100,000, the award will be disbursed to Mortgagor for restoration of the Property (to the extent required for such restoration).

                  3.14 UNPAID TAXES. In the event that any governmental agency claims that any tax or other governmental charge or Tax is due, unpaid or payable by Mortgagor or Mortgagee upon the Indebtedness (other than income tax, franchise tax or similar tax on the interest or premium receivable by Mortgagee under the Credit Agreement) and including any recording tax, documentary stamps or other tax or imposition on the Notes or this Mortgage; Mortgagor forthwith will pay such tax in accordance with Sections 9.3 and 9.7 of the Credit Agreement and, within a reasonable time thereafter, deliver to Mortgagee satisfactory proof of payment thereof or if Mortgagor is contesting the same in good faith, Mortgagor will establish with the Mortgagee security in form, substance and amount reasonably acceptable to the Mort- gagee for the payment thereof.

                  3.15 ENVIRONMENTAL MATTERS. Mortgagor hereby makes the same representations and warranties to Mortgagee as to itself and the Property as are set forth in Section 5.8 of the Credit Agreement as to the Company and the Subsidiaries and the property owned or leased by any of them, and Mortgagor hereby agrees to indemnify Mortgagee as to Environmental Claims in accordance with Section 9.7 of the Credit Agreement.

                                   SECTION 4.

                         ASSIGNMENT OF RENTS AND LEASES

                  4.1 ASSIGNMENT. Mortgagor hereby transfers and assigns to Mortgagee all present and future leases of any part of the Property where the gross annual rental of such Property equals or exceeds $50,000 (the "Leases"), all guarantees of any lessee's performance thereunder, and all rents, income, revenues and profits arising out of the Property, all as further security for the payment of the Indebtedness. The rights assigned hereunder include but are not limited to all of Mortgagor's rights (a) to make material modifications of the Leases; (b) to terminate or to accept the surrender thereof; (c) to waive or release the lessees from the observance or performance by the lessees of any material covenant or condition of the Leases; and (d) to give any consent to any assignment of the Leases or any sublease of any part of the Property.

                  4.2 DUTIES OF MORTGAGOR. Mortgagor will observe and perform all covenants and conditions to be observed or performed by the lessor under the Leases and enforce the observance and performance of the Leases by the lessees. Mortgagor will not cancel, surrender, terminate, or materially alter, amend or modify any Leases, release any party liable thereunder or consent to the assignment of the interests of any lessees without the prior written consent of Mortgagee which consent will not be unreasonably withheld; and Mortgagee will be deemed to have consented to any such items if Mortgagee fails to object thereto within 5 days of receipt of a written request for Mortgagee's consent.

                  4.3 RIGHTS OF MORTGAGEE. If Mortgagor fails to observe or perform any covenant or condition to be observed or performed by Mortgagor under any of the Leases, Mortgagee, without obligation to do so and without re-leasing Mortgagor from its obligation to do so, may, upon 10 days' prior written notice to Mortgagee, perform such covenant or condition and, to the extent that Mortgagee incurs any costs or pays any monies in connection therewith, including any costs or expenses of litigation, the costs and expenses will be due on demand and will be included in the indebtedness secured hereby and will bear interest from the incurring or payment thereof at the rate equal to four percent (4%) per annum in excess of the Eurodollar Base Rate but not less than eighteen percent (18%) per annum and not more than the highest rate permitted by applicable law (the "Default Rate").

                  4.4 INDEMNIFICATION. Mortgagee will not be obligated to perform or discharge any obligation or duty of Mortgagor under any of the Leases, and the acceptance of this Assignment does not constitute an assumption of any such obligation or duty. Mortgagee will not be deemed to have any responsibility for the control, care, management or repair of the Property or any responsibility or liability for any negligence in the management, operation, upkeep, repair or control of the Property resulting in loss, injury or death to any lessee, licensee, employee, stranger or other person. Mortgagor will indemnify and hold Mortgagee harmless against all liabilities, losses and damages that Mortgagee may incur under the Leases or under or by reason of this assignment except for Mortgagee's grossly negligent acts or liabilities, losses and damages arising out of Mortgagee's possession or control of the Property.

                  4.5 RENT. Provided that no Event of Default exists, Mortgagor will have the right to collect all rents under any Lease, provided that upon the occurrence and continuance of an Event of Default, Mortgagee may take such actions with respect to the Leases and the rents, issues and profits (includ-ing the notification to lessees to make rent payments directly to Mortgagee) from the Property, as permitted by law or in equity, including, but not limited to, the remedies set forth in Section 6, below.

                  4.6 CONTRACTS. Mortgagor shall not enter into any contract for the management of the Property or appoint a rental agent for the Property without the prior written consent of Mortgagee.

                                   SECTION 5.

                   UNIFORM COMMERCIAL CODE SECURITY AGREEMENT

                  5.1 SECURITY AGREEMENT. This instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which may be subject to a security interest pursuant to the applicable version of the Uniform Commercial Code, and Mortgagor hereby grants the Mortgagee a security interest in such items.

                  5.2 FILINGS. Mortgagor agrees that this instrument, or a reproduction thereof, may be filed in the real estate records or other appropriate index as a financing statement for any of the items specified above (including fixtures) as part of the Property. Any reproduction of this instrument or of any other security agreement or financing statement shall be sufficient as a financing statement. Mortgagor agrees to execute and deliver to the Mortgagee upon request, any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this instrument in such form as the Mortgagee may require to perfect a security interest with respect to said items. Mortgagor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements the Mortgagee may require.

                  5.3 OTHER LIENS. Without the prior written consent of Mortgagee, Mortgagor shall not create or suffer to be created any Lien in, of or on any of the property or assets of Mortgagor except for Liens permitted under
Section 6.17 of the Credit Agreement and except for purchase money security interests in or leases of equipment. Mortgagor shall keep its books, records and documents concerning the Property available for inspection in accordance with
Section 6.9 of the Credit Agreement.

                  5.4 CONTRACTS. Mortgagor will observe and perform all covenants and conditions to be performed by Mortgagor under any contracts which are included within the Property, will enforce such contracts, will not materially modify such contracts, terminate such contracts or release parties thereto without consent of the Mortgagee and will not assign or encumber its interest therein. The assignment and grant of a security interest in the Property does not constitute an assumption by Mortgagee of an obligation or duty thereunder.

                  5.5 REMEDIES. Upon the occurrence and continuance of any Event of Default, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code and, at Mortgagee's option, may also invoke the remedies provided in this instrument, the Loan Documents and under applicable law. In exercising any of said remedies, Mortgagee may proceed against the items of real property and any items of personal property specified above as part of the Property separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee's remedies under the Uniform Commercial Code or of the remedies in this instrument. Taking possession of any of the Property and the performance of the obligations of Mortgagor thereunder will not operate to cure or waive any Event of Default or prohibit the taking of any other action by Mortgagee under any instrument or at law or in equity to enforce the payment of the Indebtedness or to realize upon any other security or guarantee therefor. Mortgagee may, so far as Mortgagor can give authority therefor, enter upon any premises on which the Property or the books and records relating to the Property are located and take possession of and remove the same therefrom. Mortgagor waives all claims for damages by reason of any seizure, repossession, retention or sale of the Property under the terms hereof. Any requirement of reasonable notice, if necessary, will be met if such notice is mailed, postage prepaid, to the address of Mortgagor shown in section 7.7 below, at least 10 days before the time of the sale or other disposition of the Property. The net proceeds arising from the disposition of the Property, after deducting Mortgagee's expenses, will be applied to the Indebtedness in the order determined by Mortgagee. If any excess remains after the discharge of all for the Indebtedness and the payment of all such expenses, it will be paid to Mortgagor.

                  5.6 CONFLICTS. In the event of any conflict between this Section and the Subsidiary Security Agreement (as defined in the Credit Agreement) the provision in the Subsidiary Security Agreement shall control.

                                   SECTION 6.

                                DEFAULT; REMEDIES

                  6.1 EVENTS OF DEFAULT. The entire Indebtedness shall become due, at the option of Mortgagee, if any one or more of the following events (each an "Event of Default") shall occur and be continuing beyond any applicable grace or notice period:

                           6.1.1 Default (as defined therein) occurs under the
Credit Agreement or a default or Default (as defined therein) occurs under any other instrument now or hereafter securing the Indebtedness; or

                           6.1.2 The breach by Mortgagor of any covenant
contained in Section 3 herein or any representation or warranty made or deemed made by or on behalf of Mortgagor to Mortgagee in Section 3 herein is materially false on the date as of which it was made; or

                           6.1.3 The breach by Mortgagor of any of its
obligations contained in Sections 4 or 5 herein.

                  6.2 REMEDIES. At any time while there exists an Event of Default, Mortgagee shall have all rights and remedies provided at law or in equity or under this Mortgage, including the right to accelerate the maturity of the Indebtedness and the right to foreclose the lien of this Mortgage.

                           6.2.1 Upon the occurrence of an Event of Default,
Mortgagee shall have the right to exercise all rights and remedies provided by law or in equity to which Mortgagee is entitled, including, without limiting the generality of the foregoing, the right to declare the Indebtedness and all sums due or to become due under this Mortgage and the Guaranty to be accelerated and to be due and payable in full.

                           6.2.2 Upon the occurrence of any one or more Events
of Default, Mortgagee in accordance with the Credit Agreement, may, in addition to any rights or remedies available to it hereunder or under the other Security Documents and to the extent permitted by applicable law, take such action personally or by its agents or attorneys, with or without entry, and without notice, demand, presentment or protest (each and all of which are hereby waived), as it deems necessary or advisable to protect and enforce its rights and remedies against Mortgagor and in and to the Property, including the following actions, each of which may be pursued concurrently or otherwise, in its sole discretion, without impairing or otherwise affecting its other rights or remedies:

                           (a) declare the entire balance of the Indebtedness to
be immediately due and payable, and upon any such declaration, the entire unpaid balance of the Indebtedness shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Mortgagor, anything in any other Security Documents to the contrary notwithstanding; or

                           (b) institute a proceeding or proceedings, judicial
or otherwise, for the complete or partial foreclosure of this Mortgage under any applicable provi- sion of law; or

                           (c) sell (the power of sale, if permitted and
provided by applicable law, being expressly granted by Mortgagor to Mortgagee) the Property, and all estate, right, title, interest, claim and demand of Mortgagor therein, and all rights of redemption thereof, at one or more sales, as an entirety or in parcels, with such elements of real and/or personal property, and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Mortgage shall continue as a lien and security interest on the remaining portion of the Property; or

                           (d) institute an action, suit or proceeding in equity
for the specific performance of any of the provisions contained in the Security Documents; or

                           (e)  apply for the appointment of a re-
ceiver, custodian, trustee, liquidator or conservator of the Property to be vested with the fullest powers permitted under applicable law, as a matter of right and without regard to, or the necessity to disprove, the adequacy of the security for the Indebtedness or the solvency of Mortgagor or any other person liable for the payment of the Indebtedness, and Mortgagor and each such person liable for the payment of the Indebtedness consents or shall be deemed to have consented to such appointment; or

                           (f) enter upon the Property, and exclude Mortgagor
and its agents and servants wholly therefrom, without liability for trespass, damages or otherwise, and take possession of all books, records and accounts relating thereto and all other Property, and Mortgagor agree to surrender possession of the Property and of such books, records and accounts to Mortgagee on demand after the happening of any Event of Default; and having and holding the same may use, operate, manage, preserve, control and otherwise deal therewith and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers, without interference from Mortgagor; and upon each such entry and from time to time thereafter Mortgagee may, at the expense of Mortgagor and the Property, without interference by Mortgagor and as Mortgagee may deem advisable, (A) insure or reinsure the Property, (B) make all necessary or proper repairs, renewals, replacements, alterations, additions, betterments and improvements thereto and thereon and (C) in every such case in connection with the foregoing have the right to exercise all rights and powers of Mortgagor with respect to the Property, either in Mortgagor's name or otherwise; or

                           (g) with or without the entrance upon the Property,
collect, receive, sue for and recover it in its own name all rents and cash collateral derived from the Property, and after deducting therefrom all costs, expenses and liabilities of every character incurred by Mortgagee in controlling the same and in using, operat-ing, managing, preserving and controlling the Property, and otherwise in exercising Mortgagee rights under subsection (vi) of this Section, including all amounts necessary to pay Impositions, insurance premiums and other charges in connection with the property, as well as compensation for the services of Mortgagee and its respective attorneys, agents and employees, to apply the remainder as provided herein and in the Loan Agreement;
or

                           (h) release any portion of the Property for such
consideration as Mortgagee may require without, as to the remainder of the Property, in any way impairing or affecting the position of any subordinate lienholder with respect thereto, except to the extent that the Indebtedness shall have been reduced by the actual monetary consideration, if any, received by Mortgagee for such release and applied to the Indebtedness, and may accept by assignment, pledge or otherwise any other property in place thereof as Mortgagee may require without being accountable for so doing to any other lienhold- er; or

                           (i) Mortgagee may institute a proceeding or
proceedings to eject Mortgagor from possession of the Property and to obtain possession of the Property by Mortgagee, with or without instituting a foreclosure proceeding.

                           (j) take all actions permitted under the Uniform
Commercial Code in effect in the State in which the Property is located; or

                           (k) take any other action, or pursue any other right
or remedy, as Mortgagee may have under applicable law, and Mortgagor does hereby grant the same to Mortgagee.

                  6.3 MORTGAGEE'S CAUSE OF ACTION. Mortgagee shall have the right, from time to time, to bring an appropriate action to recover any sums required to be paid by Mortgagor under the terms of this Mortgage, the Note or the Guaranty, as they become due, without regard to whether or not the principal indebtedness or any other sums secured by the Note, the Guaranty, and this Mortgage shall be due, and without prejudice to the right of Mortgagee thereafter to institute foreclosure or otherwise dispose of the Property or any part thereof, or any other action, for any default by Mortgagor existing at the time the earlier action was commenced.

                  6.4 COSTS AND EXPENSES. At any time after the Indebtedness hereby secured shall become due, whether by acceleration or otherwise, Mortgagee shall have the right to foreclose the lien hereof. In any suit to foreclose such lien, there shall be allowed and included as additional Indebtedness in the decree of sale, to the extent permitted by law, all expenditures and expenses that may be paid or incurred by or on behalf of Mortgagee for attorneys' fees, court costs, appraisers' fees, sheriff's fees, documentary and expert evidence, stenographers' charges, publication costs and such other costs and expenses as Mortgagee may deem reasonably necessary to prosecute such suit or to evidence to bidders at any sale that may be had pursuant to such decree the true condition of the title to or the value of the Property. To the extent permitted by law, all such expenditures and expenses shall become additional Indebtedness secured hereby and shall be due and payable on demand with interest thereon from the date of expenditure at a rate per annum six percent (6%) in excess of the prime commercial rate of The Fifth Third Bank then in effect and in addition shall include expenditures and expenses incurred by Mortgagee in connection with (a) a foreclosure proceeding; (b) any proceeding to which Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Mortgage or any of the Indebtedness; (c) preparations for the commencement of any suit for foreclosure hereby after accrual of such right to foreclosure, whether or not actually commenced; or (d) preparation for the defense of or investigation of any threatened suit, claim or proceeding that might affect the Property, whether or not actually commenced.

                  6.5 NO MERGER. It is the intention of the parties hereto that if the Mortgagee shall at any time hereafter acquire title to all or any portion of the Property, then, and until the Indebtedness secured hereby has been paid in full, the interest of the Mortgagee hereunder and the lien of this Mortgage shall not merge or become merged in or with the estate and interest of the Mortgagee as the holder and owner of title to all or any portion of the Property, and that, until such payment, the estate of the Mortgagee in the Property, and the lien of this Mortgage and the interest of the Mortgagee hereunder shall continue in full force and effect to the same extent as if the Mortgagee had not acquired title to all or any portion of the Property. Furthermore, if the estate of the Mortgagor shall be a lease-hold, unless the Mortgagee shall otherwise consent, the fee title of the Property Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of said estates either in the ground lessor or in the fee owner, or in a third party, by purchase or otherwise. If, however, the Mortgagee shall be requested to and/or shall consent to such merger or such merger shall nevertheless occur without its consent, then this Mortgage shall attach to and cover and be a lien upon the fee title or any other estate, title or interest in the Property demised under the ground lease acquired by the fee owner and the same shall be considered and granted, released, assigned, transferred, pledged, enfeoffed, and set over to the Mortgagee and the lien hereof spread to cover such estate with the same force and effect as though specifically herein granted, released, assigned, transferred, pledged, enfeoffed, set over and spread.

                  6.6 WAIVERS. The failure of Mortgagee to exercise either or both of its options to accelerate the maturity of the Indebtedness and to foreclose the lien hereof following any Event of Default, or to exercise any other option granted to Mortgagee of partial payments of such Indebtedness, shall neither constitute a waiver of any such Event of Default or of Mortgagee's options hereunder nor establish, extend or affect any grace period for payments due under the Notes, but such options shall remain continuously in force. Acceleration of maturity, once claimed hereunder by Mortgagee, may, at Mortgagee's option, be rescinded by written acknowledgment to that effect by Mortgagee and shall not affect Mortgagee's right to accelerate maturity upon or after any future Event of Default.

                  6.7 EXPENSES. In any proceeding to foreclose the lien of this Mortgage or enforce any other remedy of Mortgagee under the Notes, this Mortgage, the Credit Agreement, the Guaranty or any other document securing the Indebtedness, or in any other proceeding whatsoever in connection with any of the Property in which Mortgagee is named as a party, there shall be allowed and included, as additional Indebtedness in the judgment or decree resulting therefrom, all reasonable expenses paid or incurred in connection with such proceeding by or on behalf of Mortgagee constituting attorneys' fees, appraisers' fees, outlays for documentary and expert evidence, stenographers' charges, publication costs, survey costs, and costs (which may be estimated as to items to be expended after entry of such judgment or decree) or procuring all abstracts of title, title searches and examinations, title insurance policies, Torrens certificates and any similar data and assurances with respect to title to the Property as Mortgagee may deem reasonably necessary either to prosecute or defend in such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the premises or the Property. All expenses of the foregoing nature, and such expenses as may be incurred in the protection of any of the Property and the maintenance of the lien of this Mortgage thereon, including, without limitation, the fees of any attorney employed by Mortgagee in any litigation affecting the Notes, this Mortgage or any of the Property, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding in connection therewith, shall be immediately due and payable by Mortgagor with interest thereon at the Default Rate.

                  6.8 PROCEEDS. The proceeds of any foreclosure sale of the Property, or any part thereof, shall be distributed and applied in the following order of priority: (a) on account of all reasonable costs and expenses incident to the foreclosure proceedings, including all such items as are mentioned in
Section 6.4 hereof; (b) all other items that, under the terms of this Mortgage, constitute Indebtedness additional to that evidenced by the Guaranty, with interest thereon at the Default Rate; (c) all principal and interest remaining unpaid under the Guaranty, in the order of priority specified by Mortgagee in its sole discretion; and (d) the balance to Mortgagor or its successors or assigns, as its interests may appear.

                  6.9 ADDITIONAL REMEDIES. If an Event of Default shall have occurred and be continuing Mortgagee, at its option, in addition to the other remedies provided herein or in law or equity, may proceed to enter upon, take possession of, and manage and operate the Property and may proceed to perform any or all obligations of Mortgagor under the Leases, and exercise the rights of Mortgagor contained therein as fully as Mortgagor itself could, without regard to the adequacy of security for the Indebtedness and with or without bringing any legal action or causing any receiver to be appointed by any court; may let or re-let the Property or any part thereof and enforce, modify, cancel or accept the surrender of any of the Leases; may bring or defend any suits in connection with the possession of the Property or any part thereof, in the name of either Mortgagor or Mortgagee; may make such repairs as Mortgagee may deem appropriate; may pay out of rents, income or profits any liens, taxes, assessments, insurance premiums, utility charges or costs of keeping the Property in good condition and repair; may in the name of either Mortgagor or Mortgagee sue for or otherwise collect and receive all rents, issues and profits, including those past due and unpaid; and may do all other things Mortgagee may deem necessary or proper to protect its security. Entry upon and taking possession of the Property and the collection of the rents and the application thereof will not operate to cure or waive any default under any Loan Documents to which Mortgagor is a party or prohibit the taking of any other action by Mortgagee under any such Loan Document, or at law or in equity to enforce the payment of the Indebtedness or to realize on any other security or guarantee.

                  6.10 RECEIVERS. Upon or at any time while there exists an Event of Default, Mortgagee may request the appointment of a receiver of the Property. Such appointment may be made either before or after any foreclosure action or sale, without notice and without regard to the solvency or insolvency, at the time of application for such receiver, of the person or persons, if any, liable for the payment of the Indebtedness without regard to the value of the Property at such time and whether or not the same is then occupied as a homestead and without bond being required of the applicant. Such receiver shall have the power to take possession, control and care of the Property and to collect all rents, issues, deposits and profits thereof.

                  6.11 RIGHTS OF MORTGAGEE. If Mortgagor fails to pay any Taxes or to make any other payment required to be paid by Mortgagor at the time and in the manner provided in this Mortgage, or if any Event of Default occurs and is continuing, then without limiting the generality of any other provision of this Mortgage and without waiving or releasing Mortgagor from any of its obligations hereunder, Mortgagee shall have the right, but shall be under no obligation, to pay any Taxes or other payment, or such sums due under this Mortgage, and may perform any other act or take such action as may be appropriate to cause such other term, covenant, condition or obligation to be promptly performed or observed on behalf of Mortgagor, provided that, unless in Mortgagee's judgment the sending of a 10-day notice shall impair the security for the lien of the Mortgage, Mortgagee shall give Mortgagor 10 days' prior written notice prior to making any such payment. In any such event, Mortgagee and any person designated by Mortgagee shall have, and is hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of performing any such act or taking any such action, and all monies expended by Mortgagee in connection with making such payment or performing such act (including, but not limited to, legal expenses and disbursements), together with interest thereon at the Default Rate, from the date of each such expenditure, shall be paid by Mortgagor to Mortgagee forthwith upon demand by Mortgagee and shall be secured by this Mortgage.

                                   SECTION 7.

                                  MISCELLANEOUS

                  7.1 RIGHTS CUMULATIVE. The rights of Mortgagee arising under the provisions and covenants contained in this Mortgage and the Notes and other documents securing the Indebtedness or any part thereof shall be separate, distinct and cumulative and none of them shall be exclusive of the others. No act of Mortgagee shall be construed as an election to proceed under any one provision herein or in such other documents to the exclusion of any other provision, anything herein or otherwise to the contrary notwithstanding.

                  7.2 WAIVERS. A waiver in one or more instances of any of the terms, covenants, conditions or provisions hereof, or of the Notes or any documents securing the Indebtedness or any part thereof, shall apply to the particular instance or instances and at the particular time or times only, and no such waiver shall be deemed a continuing waiver, but all of the terms, covenants, conditions and other provisions of this Mortgage and of such other documents shall survive and continue to remain in full force and effect. No waiver shall be asserted against Mortgagee unless in writing signed by Mortgagee.

                  7.3 TITLES. The titles to the Sections hereof are for reference only and do not limit in any way the content thereof.

                  7.4 AMENDMENTS. No change, amendment, modification, cancellation or discharge hereof, or any part hereof, shall be valid unless in writing and signed by the parties hereto or their respective successors and assigns.

                  7.5 GOVERNING LAW. This Mortgage shall be construed, interpreted, enforced and governed by and in accordance with the law of the State of Illinois. Notwithstanding the foregoing, the internal laws of the State of Ohio shall govern the lien priority and validity of this Mortgage and procedures with respect to the enforcement thereof.

                  7.6 OTHER LIENS. It is agreed that the lien hereby created shall take precedence over and be a prior lien to any other lien of any character whether vendor's, materialmen's or mechanic's lien hereafter created on the

Property, and in the event the proceeds of the Indebtedness as set forth herein are used to pay off and satisfy any liens heretofore existing on the Property (other than Liens permitted under Section 6.17 of the Credit Agreement), then Mortgagee is, and shall be, subrogated to all of the rights, liens and remedies of the holders of the lien so satisfied.

                  7.7 NOTICES. All notices, demands and requests given or required to be given by either party hereto to the other party shall be in writing and shall be deemed to have been properly given if sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

                  To Mortgagor at:              Jacor Broadcasting Corporation
                                                c/o Jacor Communications, Inc.
                                                1300 PNC Center
                                                201 East Fifth Street
                                                Cincinnati, Ohio  45202
                                                Attn:  R. Christopher Weber

                  Copy to:                      Gerald F. O'Connell, Jr., Esq.
                                                Graydon Head & Ritchey
                                                P.O. Box 6464
                                                Cincinnati, Ohio  45201

                  To Mortgagee at:              Banque Paribas
                                                227 West Monroe Street
                                                Suite 3300
                                                Chicago, Illinois  60606
                                                Attn:  Steve Heinen
                                                       Mark Radzik

                  Copy to:                      Randall J. Rademaker, Esq.
                                                Skadden, Arps, Slate, Meagher
                                                  & Flom
                                                333 West Wacker Drive
                                                Suite 2100

                                                Chicago, Illinois  60606

or to such other address as Mortgagor or Mortgagee may from time to time designate by ten (10) days' written notice.

                  7.8 CONSTRUCTION. Any words herein which are used in one gender shall be read and construed to mean or include the other genders wherever they would so apply. Any words herein which are used in the singular shall be read and construed to mean and to include the plural wherever they would so apply, and vice versa.

                  7.9 WAIVERS BY MORTGAGOR. Mortgagor hereby expressly waives, to the extent permitted by law, the equity of redemption, any statutory right of redemption, dower and homestead and all other rights and exemptions of every kind in and to the Property.

                  7.10 INTEREST, VARIABLE RATE. The rate of interest payable on the outstanding principal balance due under the Notes, the payment of which is guaranteed by Mortgagor under the Guaranty, as accrued interest each month, could change from time to time as provided in the Credit Agreement. If from any circumstances whatsoever the fulfillment of any provision of this instrument involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law (it being the intention of Mortgagor and Mortgagee that the applicable usury laws of Illinois will govern) with regard to obligations of like character and amount, then the obligation to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event will any exaction of interest be possible under this instrument in excess of the limit of such validity. In no event will Mortgagor be bound to pay interest of more than the legal limit for the use, forbearance or detention of money and the right to demand any such excess is hereby expressly waived by Mortgagee.

                  7.11 RELEASES. Mortgagor agrees that Mortgagee, without notice to or further consent of Mortgagor, may release or discharge any persons who are or may become liable for the payment of the Indebtedness or release or discharge any other collateral for the payment of the Indebtedness and any such release or discharge shall not alter, modify, release or limit the validity and enforceability of this Mortgage or the liability of Mortgagor under the Indebtedness or this Mortgage.

                  7.12 FCC CONSENT. Notwithstanding anything to the contrary contained herein or in any other agreement, instrument or document executed by Mortgagor and other parties and delivered to Mortgagee, Mortgagee will not take any action pursuant to this Mortgage that would constitute or result in any assignment of license or any change of control of Mortgagor if such assignment of license or change of control would require, under then existing law, the prior approval of the Federal Communications Commission ("FCC") without first obtaining such prior approval of the FCC. Mortgagor agrees to take any action which Mortgagee may reasonably request in order to obtain from the FCC such approval as may be necessary to enable Mortgagee to exercise and enjoy the full rights and benefits granted to the holder of the Indebtedness by this Mortgage and each other agreement, instrument and document delivered to Mortgagee in connection therewith, including specifically, at the cost and expense of Mortgagor, the use of its best efforts to assist in obtaining approval of the FCC for any action or transaction contemplated by this Mortgage for which such approval is or shall be required by law and specifically, without limitation, upon request, to prepare, sign and file with the FCC the assignor's or transferor's portion of any application or applications for consent to the assignment of license or transfer of control necessary or appropriate under the FCC's rules and regulations for approval of (a) any sale or sales of all or any part of the Property by or on behalf of Mortgagee or (b) any assumption by Mortgagee of voting or management rights with respect to all or any part of the Property effected in accordance with the terms of this Mortgage.

                  7.13 SUCCESSORS AND ASSIGNS. This Mortgage shall inure to the benefit of and be binding upon Mortgagor and Mortgagee and their respective heirs, executors, legal representatives, successors and assigns. Whenever a reference is made in this Mortgage to Mortgagor or Mortgagee, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of Mortgagor or Mortgagee.

                  7.14 SEVERABILITY. If any provision of this Mortgage or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Mortgage and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                                   SECTION 8.

                                   DEFEASANCE

                  8.1 DEFEASANCE. Provided, nevertheless, that if Mortgagor shall keep, observe and perform all of the covenants and conditions of this Mortgage on Mortgagor's part to be kept and performed and shall pay, or cause to be paid, to Mortgagee the Indebtedness and all extensions and renewals thereof, and shall repay any loans and advances hereafter made by Mortgagee under the terms hereof, then this Mortgage shall be void, otherwise it shall remain in effect.

                  8.2 FUTURE ADVANCES. The parties hereto intend and agree that this Mortgage shall secure unpaid balances of any loan advances, whether obligatory or not, and whether made pursuant to the Loan Agreement or not, made by Mortgagee after this Mortgage is delivered to the Recorder for record to the extent that the total unpaid loan indebtedness, exclusive of interest thereon, does not exceed the maximum amount of unpaid loan indebtedness which may be outstanding at any time, which is Three Hundred Million Dollars ($300,000,000.00). Mortgagor further covenants and agrees to repay all such loan advances with interest, and that the covenants contained in this Mortgage shall apply to such loan advances as well.

                 Executed at __________,  _________, on February

___, 1996 by ___________________, the

_____________________ of Mortgagor.


Signed and acknowledged                          JACOR BROADCASTING
in the presence of:                                CORPORATION,
                                                 an Ohio corporation


----------------------------                     -----------------------------
Print Name:                                      Name:
           -----------------                           -----------------------
                                                 Title:
                                                       -----------------------

----------------------------
Print Name:
           -----------------

STATE OF ----------------------------- )
                                       )  SS:
COUNTY OF ---------------------------- )

                  BE IT REMEMBERED, that on February , 1996, before me, the subscriber, a Notary Public in and for said State and County, personally appeared , a duly authorized of JACOR BROADCASTING CORPORATION, an Ohio corporation, Mortgagor in the foregoing instrument, who executed the foregoing Open-End Mortgage, Assignment of Rents and Leases and Security Agreement on behalf of such Mortgagor, and acknowledged the signing thereof to be his/her voluntary act and deed and the voluntary act and deed of Mortgagor for the uses and purposes therein mentioned.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my notarial seal, on the day and year last aforesaid.


                                                       -----------------------
                                                       Notary Public

                                                       -----------------------
                                                       (Print Name)

                           My County of Residence is:
                                                       -----------------------

                           My Commission Expires:
                                                       -----------------------

This instrument was prepared by:

                           Alexandra V. Bergstein, Esq.

                                              Skadden, Arps, Slate,
                                                Meagher, & Flom
                                              333 West Wacker Drive
                                              Suite 2100
                                              Chicago, Illinois 60606

                                    EXHIBIT A

PARCEL I:

Situated in the City of Mason, formerly Deerfield Town- ship, Warren County, Ohio, and being a part of the S.E. quarter of Section Number Six (6), Township Number Three (3), Range Number Two (2), between the Miami Rivers, and bounded and described as follows:

Beginning at a stone in the Mason and Mauds Station Pike, same being the S.E. corner of said Section Number Six (6), witness a brick post twenty-one (21) inches square, N. 2(degree) E. 21.5 feet; running thence with the east line of said Section N. 2(degree) E. 812 feet to the N.W. corner of a ten (10) acre tract formerly belonging to the United States Playing Card Company; thence S. 88(degree) 50' W., 450 feet to a stake; thence parallel with said Section line
S. 2(degree) W. 826.5 feet to a point in the aforesaid Pike and South line of said Section; thence with said Pike and Section line N. 87(degree) 5' E. 451 feet to the place of begin- ning, containing Eight and Forty-five Hundredths (8.45) acres, more or less.

PARCEL II:

Situated in the City of Mason, formerly Deerfield Township, Warren County, Ohio, and being a part of the S.W. Quarter of Section Number Thirty-six (36), Township Number Four (4), Range Number Two (2), between the Miami Rivers, and bounded and described as follows:

Beginning at a point in the south line of said Section and the middle of the Mauds and Mason Road, said point being N. 86(degree) 53' E., 542.5 feet from the S.W. corner of said Section, said point of beginning being the S.E. corner of a ten (10) acres tract formerly owned by the Crosley Radio Corporation, and further witnessed by a stone bearing N. 2(degree) E., 40 feet, running thence with the east line of said ten (10) acre tract; N. 2(degree) E., 794 feet to the N.E. corner of said ten (10) acre tract, witness a stone bears S. 2(degree) W., 5 feet, and another stone bears S. 88(degree) 50' W., 5 feet; thence N. 88(degree) 50' E., 623 feet to a stake; thence S. 36(degree) 10' E., 203 feet to a stake; thence S 2(degree) 25' W. 600 feet to a point in the South line of said Section and in the middle of the aforesaid Mauds Road; witness a stone bears N. 2(degree) 25' E., 40 feet; thence with said section line and Road S. 86(degree) 55' W., 749 feet to the place of beginning, containing 13.15 acres, more or less.

LESS AND EXCEPT THE FOLLOWING PARCELS:

(a) Being a parcel of land situated in the City of Mason, Warren County, Ohio, Deerfield Township,
         Section 36, Town 4, Range 2 and lying on the north side of the centerline of Survey Tylersville Road and being part of the property as conveyed to Mari-ner Communications, Incorporation, Official Record Volume 641, page 975, of the records of the Recorder's Office of Warren County, Ohio and being located within the following described points in the boundary thereof:

         Commencing at the southwest corner of Section 36, said corner also being the southwest corner of Parcel No. 3 of said property; thence with the south line of Section 36 and the south line of said property North 89(degree) 22' 10" East, 995.96 feet to a point lying 10.00 feet north of Sta. 5+45.00 centerline of Survey Tylersville Road, the Real Point of Beginning, the tract herein described; thence continuing with said lines N. 89(degree) 22' 10" East 298. feet to the southeast corner of said property; thence with the east line of said property N. 4(degree) 44' 20" East 30.13 feet to the existing north right of way line of Tylersville Road; thence with said right of way line, south 89(degree) 22' 10" West 300.87 feet; thence departing said right of way line South 0(degree) 37' 30" East 30.00 feet to the Real Point of Beginning, containing 0.206 acres, more or less.

(b) Being a parcel of land situated in the City of Mason, Warren County, Ohio, Deerfield Township,
         Section 36, Town 4, Range 3 and lying on the north side of the centerline of Survey Tylersville Road and being part of the property as conveyed to Mari-ner Communications Incorporated, Official Record Volume 041, page 975, of the records of the Recorder's Office of Warren County, Ohio and being located within the following described points in the boundary thereof:

         Commencing at the southwest corner of Section 36, said corner also being the southwest corner of Parcel No. 3 of said property; thence with the south line of Section 36 and the south line of said property,
         N. 89(degree) 22' 10" East 1,294.00 feet to the southeast corner of said property; thence with the east line of said property North 4(degree) 44' 20" East, 30.13 feet to the existing north right of way line of Tylersville Road lying 40.00 feet north of Sta/ 8+45.86 centerline of Survey Tylersville Road, the Real Point of Beginning of the tract herein described; thence with said right of way line, S 89(degree) 2' 10" West 154.20 feet; thence departing said right of way line North 87(degree) 59' 40" East 154.60 feet to the east line of said property; thence with said property line, South 4(degree) 44' 20" West
         2.73 feet to the Real Point of Beginning, containing 0.007 acres, more or less.

PARCEL III:

Situated in the City of Mason, formerly Deerfield Town-ship, Warren County, Ohio, and being a part of the S.W. Quarter of Section Number Thirty-Six (36), Township Number Four (4), Range Number Two (2), M.R.S. and bounded and described as follows:

Beginning at a stone in the middle of the Mason and Mauds Station Pike, same being the southwest corner of said Section 36, witness a concrete post, N. 2 degrees 10 minutes E. 21 feet 6 inches running thence with the west line of said section N. 2 degrees 10 minutes E. 12.30 chains to a post and corner in said line; thence N. 88 degrees 50 minutes E. 8.22 chains to an iron pin; thence S. 2 degrees 18 minutes W. 12.03 chains to a point in the middle of the aforesaid Pike and in the south line of said Section witness an iron pin 2 degrees 10 minutes E. 21 feet, said pin also being 11 feet westerly from a 15 inch walnut tree; thence with the middle of said Pike and south line of said Section S. 87 degrees W. 8.22 chains to the place of beginning, containing 10 acres, more or less.